Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-251570) of Liberty Broadband Corporation of our report dated June 23, 2023, relating to the financial statements and supplemental schedules of the GCI 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2022.

/s/ BDO USA, LLP

Denver, CO

June 23, 2023